UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C.
                                       20549
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FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     Roger J. Wood
     200 S. Michigan Ave.
     Chicago, IL 60604
2.   Date of Event Requiring Statement (Month/Day/Year)
     2/7/01
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     -
4.   Issuer Name and Ticker or Trading Symbol
     BorgWarner Inc. (BWA)
5.   Relationship of Reporting Person to Issuer (Check all applicable)
     ( ) Director (x) Officer (give title below) ( ) 10% Owner ( ) Other
               Vice President (specify below)
6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check applicable line)
     /x/ Form Filed by One Reporting Person
     --- Form Filed by More Than One Reporting Person

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Table I - Non-Derivative Securities Beneficially Owned
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1.Title of Security|2.Amount of Securities|3. Ownership Form;|4.Nature of
                   |  Beneficially Owned  |   Direct (D) or  |  Indirect Bene-
                   |                      |   Indirect (I)   |  ficial Ownership
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                   |                      |                  |
Common Stock       |     4,877            |       D          |
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
Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)
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1. Title of Derivative|2.Date Exercisable |3. Title and Amount    |4.Conversion|
   Security           |  And Expiration   |   Of Securities Under-| or Exercise|
                      |  Date (Month/Day/ |   lying Derivative    | Price of|
                      |  Year)            |   Security            | Derivative|
                      |  Date   |Expir-   |                       | Security
                      |  Exer-  |ation    |       |Amount or #    |
                      |  cisable|Date     |  Title| of shares     |
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
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5. Ownership Form of          | 6. Nature of Indirect  |
   Derivative Security:       |    Beneficial Ownership|
   Direct (D) Indirect (I)    |                        |
                              |                        |
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                              |                        |


Signature of Reporting Person
/s/  Laurene H. Horiszny
     as attorney-in-fact for Roger J. Wood
     Dated: February 14, 2001

                                                 ATTACHMENT

                                              POWER OF ATTORNEY

Know by all these presents, that the undersigned hereby constitutes and appoints Laurene H. Horiszny, the undersigned's true and lawful attorney-in-fact, with respect to the equity and equity related securities of Borg-Warner Automotive, Inc. (the "Company") to: (1) prepare and execute, for and on behalf of the undersigned, such documents as may be required from time to time by Section 16 of the Securities Exchange Act of 1934, as amended, and rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Section 16 of the Exchange Act including, but not limited to, executing documents required by such section and effecting the timely filing thereof with the United States Securities and Exchange Commission and any stock exchange or similar authority;

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in her discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirm-ing all that such rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file documents with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the attorney-in-fact.

     In witness whereof, the undersigned has caused this Power of Attorney to be executed as of this 14th day of February, 2001.


                                   /s/Roger J.Wood
                                   ------------------------
                                   Roger J. Wood